EXHIBIT 99.1

[LOGO]  E. W. BLANCH HOLDINGS
 EWB    CORPORATE SERVICES


FOR IMMEDIATE RELEASE                                 Contact:   Chris L. Walker
April 18, 2000                                                   (214) 756-7000



                          E. W. BLANCH HOLDINGS, INC.
                      REPORTS FIRST QUARTER 2000 EARNINGS

                   RESULTS IN LINE WITH PRELIMINARY ESTIMATES

               COMPANY RENEWS AND EXPANDS STOCK REPURCHASE PROGRAM

Dallas, TX - E.W. Blanch Holdings, Inc. (NYSE: EWB) today announced first quarter results for the quarter ended March 31, 2000. Revenues were $56.9 million, compared with $62 million during the same period in 1999, representing a decline of 8.2 percent. Net income was $2.2 million, compared with $9.5 million in the first quarter of 1999, representing a decline of 77.2 percent. Basic earnings per share was $0.16 compared to $0.74 in 1999. Diluted earnings per share was $0.16 compared to $0.70 in 1999.

As previously announced on March 20, 2000, the principal reasons for the decline in earnings included: the failure to replace $14 million in revenues from workers compensation reinsurance placements and large non-recurring transactions; lower than anticipated earnings from international operations resulting in a shortfall of $3.8 million from revenue projections; and the timing of certain anticipated significant transactions.

In light of the first quarter's results, the Company said that earnings per share for the full fiscal year is expected to be approximately $2.50. Projections for the year take into consideration the potential loss in revenues from a large account, that appears to be in the process of moving to a competitor.

Ted Blanch, Chairman and Chief Executive Officer, said "While we are clearly disappointed in our first quarter results, we are more focused than ever on our core brokerage and service revenues and generating additional revenue from significant transactions.

"In addition, we have taken a number of steps in response to this situation to ensure that it does not occur again. We have now fully implemented our previously announced reorganization of our business, designed to bring us closer to our customers. I'm pleased to say that this new structure is working. Our relationship managers are spending more time with clients and we are bringing enhanced expertise to transactions. We expect this will help drive additional revenues and lead to further opportunities. In addition, we have formalized our internal reporting systems so that we are getting more reports and updates of customers needs and issues in a more timely fashion," continued Blanch.

"On the expense side, we have taken a number of steps to become more efficient. Internationally, we have realized the cost synergies we anticipated from the Crawley Warren acquisition - the positive financial impact of which will be felt in our second quarter earnings. We are also scrutinizing our ongoing expenses even more closely than before to ensure the dollars we do spend are focused on generating revenues.

"Despite the relatively poor market conditions within the insurance industry, our core reinsurance brokerage business has demonstrated consistent earnings and growth both domestically and abroad. We are encouraged by the price firming we are seeing, and believe it will enhance our financial performance. In addition, we have made a number of financial investments of which we expect to reap the benefits during this fiscal year," concluded Blanch.

Consistent with the commitment to enhance shareholder value, the Board of Directors of E.W. Blanch has authorized a stock repurchase program under which up to twenty percent (20%) of the Company's current outstanding Common Stock may be repurchased. The Company said that such purchases may be made from time-to-time at prevailing prices in the open market, by block purchases or in private transactions. The Board of Directors approved the Stock Repurchase Program for a two-year period, subject to possible renewal at the end of that period. The Company has approximately 13.3 million shares of Common Stock outstanding. The shares repurchased will be available for reissuance to satisfy employee stock plans and for other corporate purposes.

Operations
During the quarter ended March 31, 2000, revenues from the company's domestic operations decreased $10.4 million, or 22 percent compared with the prior year's quarter. Revenues from the company's foreign operations increased $5.3 million compared with the prior year's quarter, primarily as a result of the acquisition of Crawley Warren.

Interest Income
Interest income from domestic operations for the quarter ended March 31, 2000, increased to $2.2 million, compared with $1.8 million in the prior year's quarter. Interest income from foreign operations increased to $1.0 million for the quarter ended March 31, 2000, compared with $0.5 million in the prior year's quarter.

Operating Expenses
Domestic operating expenses increased $3.4 million to $34.4 million, or 11.1 percent for the quarter ended March 31, 2000, compared to $31.0 million the prior year's quarter. This is primarily a result of the operating expenses of $2.9 million related to the acquisitions of JD Warren and Crawley Warren US.

Foreign operating expenses increased $7.5 million to $19.4 million, or 63.5 percent for the quarter ended March 31, 2000 compared to $11.8 million the prior year. The reason for the increase is primarily due to a delay in achieving cost synergies in connection with the acquisition of Crawley Warren. The Company noted that these synergies have been achieved and will accrue to the Company's second fiscal quarter.

Profit Margins
Operating profit margins, calculated as income before taxes and allocation of central costs as a percentage of total revenues, were 8.6 percent for domestic operations for the quarter ended March 31, 2000, compared to 35.5 percent for the same period in the prior year. For foreign operations, operating profit margins, calculated as income before taxes and allocation of central costs as a percentage of total revenues, were (0.5) percent for the three months ended March 31, 2000, compared to 15.2 percent for the same period in the prior year.

Except for the historical information contained herein, the matters discussed in this news release are forward looking statements that involve risks and uncertainties, many of which are outside the Company's control and, accordingly, actual results may differ materially. The Company's Form 10-K filed with the SEC on March 30, 2000 includes a discussion of these risk factors and is incorporated herein by reference.

E.W. Blanch Holdings, Inc. is a leading provider of integrated risk management and distribution services, including reinsurance intermediary services, risk management consulting and administration services and primary distribution services. The Company is headquartered in Dallas, Texas with branch offices throughout the United States and strategic locations in Europe, Latin America and the Pacific Rim. For more information, check the Internet at www.ewb.com.

E. W. BLANCH HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                          THREE MONTHS ENDED
                                                               MARCH 31,
                                                   -------------------------------
                                                         2000            1999
Revenues:
     Operations                                      $    53,743      $    59,668
     Interest income                                       3,172            2,344
                                                   -------------------------------
Total revenues                                       $    56,915           62,012

Expenses:
     Salaries and benefits                                32,549           25,885
     Travel and marketing                                  4,670            3,503
     General and administrative                           13,689           12,212
     Amortization of intangibles                           1,440              896
     Interest expense                                      1,432              320
                                                   -------------------------------
Total expenses                                            53,780           42,816
                                                   -------------------------------

Income before taxes                                        3,135           19,196

Income taxes                                               1,300            7,894
Minority interest, net of tax                                (45)             231
Equity interest in (gain) loss of unconsolidated
     subsidiaries, net of tax                               (280)           1,581
                                                   -------------------------------
Net income                                           $     2,160      $     9,490
                                                   ===============================

Net income per share, basic                          $      0.16      $      0.74
                                                   ===============================

Wtd. average number of shares outstanding, basic          13,184           12,773

Net income per share, assuming dilution              $      0.16      $      0.70
                                                   ===============================

Wtd. Average number of shares outstanding,
assuming dilution                                         13,815           13,553

CERTAIN PRIOR YEAR AMOUNTS HAVE BEEN RECLASSIFIED TO CONFORM WITH CURRENT YEAR PRESENTATION.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(DOLLARS IN THOUSANDS)

                                                       MARCH 31,      DECEMBER 31,
                                                         2000             1999
                                                   -------------------------------
ASSETS
Current assets                                       $    79,875      $    77,905
Other assets                                             181,766          184,118
Fiduciary accounts - assets                              819,989          969,842
                                                   -------------------------------
       Total Assets                                    1,081,630        1,231,865
                                                   ===============================

LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities                                       95,312           97,916
Other liabilities                                          7,734            7,058
Fiduciary accounts - liabilities                         819,989          969,842
                                                   -------------------------------
       Total Liabilities                                 923,035        1,074,816

Minority Interest                                             64              114

Shareholders' Equity                                     158,531          156,935
                                                   -------------------------------
       Total Liabilities & Shareholders' Equity      $ 1,081,630      $ 1,231,865
                                                   ===============================